As filed with the Securities and Exchange Commission on April 30, 1999

                                                 Registration No. 333-__________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                             ----------------------

                         FLEXTRONICS INTERNATIONAL LTD.
             (Exact Name of Registrant as Specified in Its Charter)

          Singapore                    0-23354                  Not Applicable
(State or Other Jurisdiction    (Commission file number)      (I.R.S. Employer
      of Incorporation)                                      Identification No.)
                             ----------------------

                            514 Chai Chee Lane #04-13
                            1 Bedok Industrial Estate
                                Singapore 469029
                                  (65) 449-5255
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)
                              --------------------

                                Michael E. Marks
                             Chief Executive Officer
                         Flextronics International Ltd.
                            514 Chai Chee Lane #04-13
                            1 Bedok Industrial Estate
                                Singapore 469029
                                  (65) 449-5255

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                              --------------------

                                   Copies to:

                            Gordon K. Davidson, Esq.
                             David K. Michaels, Esq.
                                Tram T. Phi, Esq.
                               Fenwick & West LLP
                              Two Palo Alto Square
                           Palo Alto, California 94306
                              --------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                           -------------------------

                                           Calculation Of Registration Fee
=========================================================================================================================
                                                            Proposed              Proposed
  Title of Each Class of Securities     Amount to be     Maximum Offering      Maximum Aggregate        Amount of
           to be Registered              Registered    Price per Share (1)    Offering Price (1)    Registration  Fee
=========================================================================================================================
Ordinary Shares, S$.01 par value per      738,000            $48.375               $35,700,750           $9,924.81
share
=========================================================================================================================

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(f). The price per share and aggregate offering price are based upon the average of the high and low prices for Registrant's Ordinary Shares on April 27, 1999, as reported on the Nasdaq National Market pursuant to Rule 457(c).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                     Subject to completion, dated April 28, 1999


PROSPECTUS


                         FLEXTRONICS INTERNATIONAL LTD.
                          Up To 738,000 Ordinary Shares

                                 ---------------

     The 738,000 shares covered by this Prospectus are issuable under outstanding options granted by Flextronics to certain persons residing outside of the United States and Singapore who may exercise such options and resell the shares issued upon exercise to certain financial institutions outside the United States, or who may assign such options to certain financial institutions, which would then exercise the options. These shares may be offered and sold over time by the financial institutions, or by transferees of the financial institutions that receive such shares in transfers other than public sales in the United States.

                                 ---------------

     The financial institutions may sell their Flextronics shares in the open market at prevailing market prices, or in private transactions at negotiated prices. They may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers, or dealers may receive discounts, concessions or commissions from the financial institutions, and this compensation might be in excess of the compensation customary in the type of transaction involved. See "Plan of Distribution."

     We will not receive any of the proceeds from the sale of these shares.

     The Ordinary Shares are quoted on the Nasdaq National Market under the symbol "FLEX." On April 29, 1999, the closing sale price of the Ordinary Shares was $46.25 per share.

                                 ---------------

     This investment involves a high degree of risk. See "Risk Factors" beginning on page 3.

                                 ---------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.





                 The date of this Prospectus is April 30, 1999.

                                TABLE OF CONTENTS

                                                                            Page

Where you can find more information.......................................... 2
The Company.................................................................. 3
Enforcement of Civil Liabilities ............................................ 3
Risk Factors................................................................. 3
Selling Shareholders......................................................... 8
Plan of Distribution......................................................... 8
Legal Matters................................................................ 9

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this Prospectus:

     o Our Annual Report on Form 10-K for the fiscal year ended March 31, 1998;

     o    Our Quarterly Report on Form 10-Q for the quarter ended June 26, 1998;

     o    Our Quarterly Report on Form 10-Q for the quarter ended September 25,
          1998;

     o    Our Quarterly Report on Form 10-Q for the quarter ended December 31,
          1998;

     o    Our Proxy Statement dated August 19, 1998; and

     o The description of our Ordinary Shares contained in our Registration Statement on Form 8-A dated January 31, 1994.

     You may request a copy of these filings, at no cost, by writing or telephoning us at:

                         Flextronics International Ltd.
                               2090 Fortune Drive
                           San Jose, California 95131
                         Attention: Laurette F. Slawson,
                  Treasurer and Director of Investor Relations
                            Telephone: (408) 428-1300

     You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement (other than any information superseded by a later document filed with the SEC and incorporated by reference in this Prospectus). We have not authorized anyone else to provide you with different information. The selling shareholder may not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                   THE COMPANY

     Flextronics is a leading provider of advanced electronics manufacturing services to original equipment manufacturers in the telecommunications, networking, computer, consumer electronics and medical device industries. We provide a wide range of integrated services, from initial product design to volume production and fulfillment. Our manufacturing services range from printed circuit board fabrication and assembly to complete product assembly and test. We believe that we have developed particular strengths in advanced interconnect, miniaturization and packaging technologies. In addition, we provide advanced engineering services, including product design, PCB layout, quickturn prototyping and test development. Throughout the production process, we offer logistics services, such as materials procurement, inventory management, packaging and distribution. Our principal executive offices are located at 514 Chai Chee Lane, #04-13, 1 Bedok Industrial Estate, Singapore 469029 and our telephone number is 65-449-5255.

                        ENFORCEMENT OF CIVIL LIABILITIES

     We are incorporated in Singapore under the Companies Act. Some of our directors and executive officers reside in Singapore. All or a substantial portion of the assets of such persons, and a substantial portion of our assets, are located outside the United States. As a result, it may not be possible for persons purchasing Ordinary Shares to effect service of process within the United States upon such persons or Flextronics or to enforce against them, in the United States courts, judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Singapore legal advisors, Allen & Gledhill, that there is doubt as to the enforceability in Singapore, either in original actions or in actions for the enforcement of judgments of United States courts, of civil liabilities predicated upon the federal securities laws of the United States.

                                  RISK FACTORS

     You should carefully consider the following factors as well as the other information contained or incorporated by reference in this Prospectus before deciding to invest in our Ordinary Shares. These factors could cause our future results to differ materially from those expressed or implied in forward-looking statements made by us.

Risks of Expansion of Operations

     We have grown rapidly in recent periods, and this growth may not continue. Internal growth will require us to develop new customer relationships and expand existing ones, improve our operational and information systems and further expand our manufacturing capacity. We plan to further expand our manufacturing capacity by expanding our facilities and by adding new equipment.

     Such expansion involves significant risks. For example:

     o we may not be able to attract and retain the management personnel and skilled employees necessary to support expanded operations; o we may not efficiently and effectively integrate new operations, expand existing ones and manage geographically dispersed operations;

     o    we may incur cost overruns;

     o we may encounter construction delays, equipment delays or shortages, labor shortages and disputes and production start-up problems that could adversely affect our growth and our ability to meet customers' delivery schedules; and

     o we may not be able to obtain funds for this expansion, and we may not be able to obtain loans or operating leases with attractive terms.

     In addition, we expect to incur new fixed operating expenses associated with our expansion efforts, including substantial increases in depreciation expense and rental expense, that will increase our cost of sales. If our revenues do not increase sufficiently to offset these expenses, our operating results would be adversely affected. Our expansion, both through acquisitions and internal growth, has contributed to our incurring significant accounting charges and experiencing volatility in our operating results. We may continue to experience volatility in operating results in connection with future expansion efforts.

Risks of Acquisitions

     Acquisitions have represented a significant portion of our growth strategy, and we intend to continue to pursue attractive acquisition opportunities. Our acquisitions during the last two fiscal years represented a significant expansion of our operations. Acquisitions involve a number of risks and challenges, including:

     o    diversion of management's attention;

     o    the need to integrate acquired operations;

     o potential loss of key employees and customers of the acquired companies;

     o lack of experience operating in the geographic market of the acquired business; and o an increase in our expenses and working capital requirements.

     To integrate acquired operations, we must implement our management information systems and operating systems and assimilate and manage the personnel of the acquired operations. The difficulties of this integration may be further complicated by geographic distances. The integration of acquired businesses may not be successful and could result in disruption to other parts of our business. Any of these and other factors could adversely affect our ability to achieve anticipated levels of profitability at acquired operations or realize other anticipated benefits of an acquisition. Furthermore, any future acquisitions may require debt or equity financing, which could increase our leverage or be dilutive to our existing shareholders. No assurance can be given that we will consummate any acquisitions in the future.

Variability of Customer Requirements and Operating Results

     Electronics manufacturing service providers must provide increasingly rapid product turnaround for their customers. We generally do not obtain firm, long-term purchase commitments from our customers, and over the past few years we have experienced reduced lead-times in customer orders. Customers may cancel their orders, change production quantities or delay production for a number of reasons. Cancellations, reductions or delays by a significant customer or by a group of customers would adversely affect our results of operations. In addition to the variable nature of our operating results due to the short-term nature of our customers' commitments, other factors may contribute to significant fluctuations in our results of operations. These factors include:

     o    the timing of customer orders;

     o    the volume of these orders relative to our capacity;

     o    market acceptance of customers' new products;

     o    changes in demand for customers' products and product obsolescence;

     o    the timing of our expenditures in anticipation of future orders;

     o    our effectiveness in managing manufacturing processes;

     o    changes in the cost and availability of labor and components;

     o    changes in our product mix;

     o    changes in economic conditions;

     o local factors and events that may affect our production volume (such as local holidays); and

     o    seasonality in customers' product requirements.

     We make significant decisions, including the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of our customers' commitments and the possibility of rapid changes in demand for their products reduces our ability to estimate accurately future customer requirements. On occasion, customers may require rapid increases in production, which can stress our resources and reduce margins. Although we have increased our manufacturing capacity and plan further increases, there can be no assurance we will have sufficient capacity at any given time to meet our customers' demands. In addition, because many of our costs and operating expenses are relatively fixed, a reduction in customer demand can adversely affect our gross margins and operating income.

Customer Concentration; Dependence on Electronics Industry

     Sales to our five largest customers had represented a majority of our net sales in recent periods. The identity of our principal customers has varied from year to year, and our principal customers may not continue to purchase services from us at current levels, if at all. Significant reductions in sales to any of these customers, or the loss of major customers, would have a material and adverse effect on us. We cannot assure the timely replacement of expired, canceled, or reduced contracts with new business. See "--Variability of Customer Requirements and Operating Results."

     Factors affecting the electronics industry in general could have a material adverse effect on our customers and, as a result, on us. Our customers' markets are characterized by rapidly changing technology and evolving industry standards. This frequently results in short product life cycles. Our success will depend to a significant extent on the success achieved by our customers in developing and marketing their products, some of which are new and untested. If customers' products become obsolete or fail to gain widespread commercial acceptance, our business may be materially and adversely affected. Our customers' markets are also subject to economic cycles and are likely to experience recessionary periods in the future. A recession in the industries we serve could have a material adverse effect on us.

Year 2000 Compliance

     We are aware of the issues associated with programming code in existing computer systems as the Year 2000 approaches. The Year 2000 computer issue refers to a condition in computer software where a two digit field rather than a four digit field is used to distinguish a calendar year. Unless corrected, some computer programs may be unable to function on January 1, 2000 (and thereafter until corrected), as they will be unable to distinguish the correct date. Such an uncorrected condition could significantly interfere with the conduct of our business, could result in disruption of its operations, and could subject it to potentially significant legal liabilities.

     We are primarily addressing the Year 2000 issues by replacing our management information system with a new enterprise management information system that is designed to provide enhanced functionality. We have been advised that our new enterprise management information system is Year 2000 compliant. However, there can be no assurance that the new system will be Year 2000 compliant or that it will be implemented by January 1, 2000. The new system will significantly affect many aspects of our business, including our manufacturing, sales and marketing and accounting functions. In addition, the successful implementation of this system will be important to our future growth. We currently have implemented this new information system in certain facilities in Europe and North America and anticipate that the installation of the new system will be completed in September 1999.

     The Year 2000 issue also could affect our infrastructure and production lines. The possibility also exists that we could inadvertently fail to correct a Year 2000 problem with a mechanical equipment microcontroller. We believe the impact of such an occurrence would be minor, as substantial Year 2000 compliant equipment additions and upgrades have occurred in recent years. However, sufficient testing to date has not been completed to fully validate the readiness of its microprocessors. Additional testing is planned during fiscal 1999 to reasonably ensure their Year 2000 readiness.

     We have sent a Year 2000 Readiness Questionnaire to most of our critical and significant suppliers and we are in the process of performing risk analysis related to suppliers to ensure business continuity with these suppliers. We may need to find alternative suppliers based on the results of the questionnaires and risk analysis. There can be no assurance that we will be able to find suitable alternative suppliers and contract with them on reasonable prices and terms, and such inability could have a material and adverse impact on our business and results of operations. We are currently working with many of our major customers to ensure Year 2000 compliance and are currently being audited by many of our customers. We are reviewing contracts with customers and suppliers with respect to responsibility for Year 2000 issues and are seeking to address such issues in future agreements with customers and suppliers. We recently joined a Year 2000 consortium for companies in the electronics industry in order to facilitate the transfer of information related to the Year 2000 issue with our suppliers and customers.

     We have currently incurred in excess of $15.0 million in total hardware, software, and system related costs in connection with remediation of Year 2000 issues. These costs are primarily costs associated with the implementation of our new management information system and have primarily been capitalized as fixed assets. We anticipate expending an additional $2.0 to $3.0 million before January 1, 2000 to complete the implementation of the new information system and address any Year 2000 compliance issues. There can be no assurances that the cost estimates associated with our Year 2000 issues will prove to be accurate or that the actual costs will not have a material adverse effect on our results of operations and financial condition.

     Although we currently anticipate the installation of the new system will be completed in September 1999, it could be delayed until later. Implementation of the new system could cause significant disruption in operations. In the event the new information system is not implemented by September 1999, our contingency plan is to upgrade the existing information system currently in use by a majority of our operations to a new version which we have been advised is Year 2000 compliant. We estimate the cost to upgrade the existing information system to be approximately $500,000. There can be no assurance that such measures will prevent the occurrence of Year 2000 problems, which can have a material adverse effect upon our business, operating results and financial condition.

Risk of Increased Taxes

     We have structured our operations in a manner designed to maximize income in countries where tax incentives have been extended to encourage foreign investment or where income tax rates are low. Our taxes could increase if these tax incentives are not renewed upon expiration, or tax rates applicable to us are increased. Substantially all of the products manufactured by our Asian subsidiaries are sold to customers based in North America and Europe. We believe that profits from our Asian operations are not sufficiently connected to jurisdictions in North America or Europe to give rise to income taxation there. However, tax authorities in jurisdictions in North America and Europe could challenge the manner in which profits are allocated among our subsidiaries, and we may not prevail in any such challenge. If our Asian profits became subject to income taxes in such other jurisdictions, our worldwide effective tax rate could increase.

Significant Leverage

         Our level of indebtedness presents risks to investors, including:

     o the possibility that we may be unable to generate cash sufficient to pay the principal of and interest on the indebtedness when due;

     o    making us more vulnerable to economic downturns;

     o    limiting our ability to pursue new business opportunities; and

     o reducing our flexibility in responding to changing business and economic conditions.

Risks of Competition

     The electronics manufacturing services industry is extremely competitive and includes hundreds of companies, several of which have achieved substantial market share. Current and prospective customers also evaluate our capabilities against the merits of internal production. Certain of our competitors, including Solectron Corporation and SCI Systems, have substantially greater market shares than us, and substantially greater manufacturing, financial, research and development and marketing resources. In recent years, many participants in the industry, including us, have substantially expanded their manufacturing capacity. If overall demand for electronics manufacturing services should decrease, this increased capacity could result in substantial pricing pressures, which could adversely affect our operating results.

Risks of International Operations

     The geographical distances between Asia, the Americas and Europe create a number of logistical and communications challenges. Our manufacturing operations are located in a number of countries, including Austria, Brazil, China, Hungary, Malaysia, Mexico, Sweden, the United Kingdom and the United States. As a result, we are affected by economic and political conditions in those countries, including:

     o    fluctuations in the value of currencies;

     o    changes in labor conditions;

     o    longer payment cycles;

     o    greater difficulty in collecting accounts receivable;

     o    burdens and costs of compliance with a variety of foreign laws;

     o    political and economic instability;

     o    increases in duties and taxation;

     o imposition of restrictions on currency conversion or the transfer of funds;

     o limitations on imports or exports; o expropriation of private enterprises; and

     o reversal of the current policies (including favorable tax and lending policies) encouraging foreign investment or foreign trade by our host countries.

     The attractiveness of our services to our U.S. customers can be affected by changes in U.S. trade policies, such as "most favored nation" status and trade preferences for certain Asian nations. For example, trade preferences extended by the United States to Malaysia in recent years were not renewed in 1997. In addition, some countries in which we operate, such as Brazil, Mexico and Malaysia, have experienced periods of slow or negative growth, high inflation, significant currency devaluations and limited availability of foreign exchange.

     Furthermore, in countries such as Mexico and China, governmental authorities exercise significant influence over many aspects of the economy, and their actions could have a significant effect on Flextronics. Finally, we could be adversely affected by inadequate infrastructure, including lack of adequate power and water supplies, transportation, raw materials and parts in countries in which we operate.

Currency Fluctuations

     With the acquisitions of the Karlskrona facilities, Neutronics and Conexao, a significant portion of our business is conducted in the Swedish kronor, Austrian schilling and Brazilian real, respectively. In addition, some of our costs, such as payroll and rent, are denominated in currencies such as the Singapore dollar, the Hong Kong dollar, the Malaysian ringgit, the Hungarian forint, the Mexican peso, and the British pound, as well as the kronor, the schilling and the real. In recent years, the Hungarian forint, Brazilian real and Mexican peso have experienced significant devaluations, and in January 1999 the Brazilian real experienced further significant devaluations. Changes in exchange rates between these and other currencies and the U.S. dollar will affect our cost of sales and operating margins. We cannot predict the impact of future exchange rate fluctuations. Our European and Latin American operations use financial instruments, primarily forward purchase contracts, to hedge certain fixed Japanese yen, German deutschmark, U.S. dollar, and other foreign currency commitments arising from trade accounts payable and fixed purchase obligations. Because we hedge only fixed obligations, we do not expect that these hedging activities will have a material effect on our results of operations or cash flows. However, our hedging activities may be unsuccessful, and we may change or reduce our hedging activities in the future.

                              SELLING SHAREHOLDERS

     The 738,000 shares covered by this Prospectus are issuable under outstanding options granted by Flextronics to certain persons residing outside of the United States and Singapore who may exercise such options and resell the shares issued upon exercise to certain financial institutions, or may assign such options to certain financial institutions, which would then exercise the options. The name of the applicable financial institution will be set forth in a supplement to this Prospectus. These shares may be offered and sold over time by the financial institutions, or by transferees of the financial institutions that receive such shares in transfers other than public sales in the United States. Because the option-holders may assign from time to time all or some of their options, or resell from time to time all or some of the shares issuable under their options, to financial institutions, no assurances can be given as to the actual number of shares that will be sold under this Prospectus or by option-holders that will remain issuable under the options that will be held by the option-holders after completion of such sales.

                              PLAN OF DISTRIBUTION

     The shares offered by this Prospectus are issuable under options granted by Flextronics to certain persons residing outside of the United States and Singapore who may exercise such options and resell the shares issued upon exercise to certain financial institutions, or may assign such options to the selling shareholders pursuant to exemptions from the registration requirements of the Securities Act provided by Regulation S promulgated thereunder. The financial institutions may sell or distribute some or all of the shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, in transactions (which may involve crosses and block transactions) on Nasdaq, in privately negotiated transactions or in the over-the-counter market, or in a combination of such transactions. Such transactions may be effected by the financial institutions at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the financial institutions(and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with our consent, by persons acquiring shares from the financial institutions and who wish to offer and sell such shares under circumstances requiring or making desirable its use.

     The financial institutions and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the selling shareholders can presently estimate the amount of such compensation.

     In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                  LEGAL MATTERS

     The validity of the securities offered hereby has been passed upon for us by Allen & Gledhill, Singapore.

================================================================================

NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FLEXTRONICS OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE ORDINARY SHARES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FLEXTRONICS OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                              --------------------



                              --------------------
                                   PROSPECTUS
                              --------------------











                                 April 30, 1999



================================================================================

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

       SEC Registration fee..................................     $ 9,925
       Printing and engraving expenses ......................       5,000
       Legal expenses .......................................      15,000
       Blue Sky expenses ....................................       5,000
       Accounting fees and expenses .........................      10,000
       Miscellaneous ........................................       2,575
                                                                   ------
           Total.............................................    $ 47,500

ITEM 15.  Indemnification of Officers and Directors.

     As permitted by the laws of Singapore, the Articles of Association of the Company provide that, subject to the Companies Act, our Directors and officers will be indemnified by the Company against any liability incurred by them in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to have been done as an officer, Director or employee of the Company and in which judgment is given in their favor or in which they are acquitted or in connection with any application under any statute for relief from liability in respect thereof in which relief is granted by the court. Directors and officers may not be indemnified by the Company against any liability which by law would otherwise attach to them in respect of any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to the Company.

ITEM 16.  Exhibits and Financial Statements and Schedules.

EXHIBIT
NUMBER   EXHIBIT TITLE
------   -------------

5.1 Opinion and Consent of Allen & Gledhill with respect to the Ordinary Shares being registered.

23.1      Consent of Arthur Andersen LLP.

23.2      Consent of Moore Stephens.

23.3      Consent of Allen & Gledhill (included in Exhibit 5.1).

24.1 Power of Attorney (included in the signature page of this Registration Statement).

ITEM 17.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any Prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration
     Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, State of California on this 30th day of April, 1999.

                                                  FLEXTRONICS INTERNATIONAL LTD.

                                                  By: /s/ Michael E. Marks
                                                      --------------------------
                                                          Michael E. Marks

                                POWER OF ATTORNEY

     KNOW ALL PERSON BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Michael E. Marks and Robert R.B. Dykes, and each of them, attorneys-in-fact for the undersigned, each with the power of substitution, for the undersigned in any and all capacities, to sign any amendments (including post-effective amendments) to the Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons and in the capacities and on the dates indicated.

Signature                                                      Title                                  Date

/s/ Michael E. Marks                        Chairman of the Board, and Chief Executive         April 30, 1999
------------------------------------        Officer (principal executive officer)
Michael E. Marks

/s/ Tsui Sung Lam                           President, Asia Pacific Operations and Director    April 30, 1999
------------------------------------
Tsui Sung Lam

/s/ Robert R.B. Dykes                       Senior Vice President of Finance and               April 30, 1999
------------------------------------        Administration (principal financial
Robert R.B. Dykes                           and accounting officer)

------------------------------------        Director
Michael J. Moritz

/s/ Richard L. Sharp                        Director                                           April 30, 1999
------------------------------------
Richard L. Sharp

/s/ Patrick Foley                           Director                                           April 30, 1999
------------------------------------
Patrick Foley

/s/ Alain Ahkong                            Director                                           April 30, 1999
------------------------------------
Alain Ahkong

/s/ Hui Shing Leong                         Director                                           April 30, 1999
------------------------------------
Hui Shing Leong

                                  EXHIBIT INDEX


EXHIBIT
NUMBER               DESCRIPTION OF DOCUMENT

5.1 Opinion and Consent of Allen & Gledhill with respect to the Ordinary Shares being registered.

23.1      Consent of Arthur Andersen LLP.

23.2      Consent of Moore Stephens.

23.3      Consent of Allen & Gledhill (included in Exhibit 5.1).

24.1 Power of Attorney (included in the signature page of this Registration Statement).